Exhibit 99.1

Media Contact: Roy L. Morrow (216) 383-4893

Roy_Morrow@lincolnelectric.com

Investors Contact: Earl L. Ward (216) 383-5067

Earl_Ward@lincolnelectric.com

Lincoln Electric Reports 1Q’10 EPS of $0.58, Excluding Special Items;

Continued Improvements in Operating Leverage as a Result of Improved Demand

First Quarter 2010 Highlights

•	Sales were $471.0 million, an increase of 14.4% from the First Quarter 2009

•

Operating income increased to $34.7 million from $1.0 million in the First Quarter 2009; operating income excluding special items increased to $35.5 million from $12.7 million in the First Quarter 2009

•

Net income increased to $23.7 million, or $0.55 per diluted share, from a net loss of $3.6 million, or $0.08 per diluted share, in the prior year period; net income excluding special items was $24.8 million, or $0.58 per diluted share compared with $3.8 million, or $0.09 per diluted share, in the First Quarter 2009

•	Cash balance of $376.6 million as of March 31, 2010

CLEVELAND, Ohio, U.S.A., April 27, 2010 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today reported 2010 first quarter net income of $23.7 million, or $0.55 per diluted share, on sales of $471.0 million. Operating income for the first quarter increased to $34.7 million, or 7.4% of sales, from $1.0 million, or 0.3% of sales, in the first quarter of 2009. Excluding special items, operating income in the quarter was $35.5 million or 7.5% of sales.

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Lincoln Electric Reports 2010 First Quarter Financial Results	- 2 -

Sales were $471.0 million in the first quarter versus $411.8 million in the comparable 2009 period, an increase of 14.4%. Special items that impacted operating income for the first quarter included pre-tax rationalization charges of $0.8 million. Special items that impacted net income for the first quarter included after-tax rationalization charges of $0.6 million and a charge of $0.4 million to income tax expense related to the hyper-inflationary status of Venezuela and the devaluation of the Venezuelan currency. Rationalization charges during the 2010 first quarter include severance and other costs associated with the consolidation of manufacturing facilities initiated in 2009 for the Europe Welding and Asia Pacific Welding segments.

Net income for the first quarter was $23.7 million, or $0.55 per diluted share, compared with a net loss of $3.6 million, or $0.08 per diluted share, in the first quarter of 2009. Excluding special items, net income was $24.8 million, or $0.58 per diluted share compared with $3.8 million, or $0.09 per diluted share in the first quarter of 2009. The effective tax rate for the first quarter of 2010 was 31.6% compared with (78.8)% in 2009.

“We are pleased that we have started the year off with much stronger operating income compared with the first quarter of 2009,” said John M. Stropki, Chairman and Chief Executive Officer. “The actions we took throughout 2009 to rationalize our operations and reduce our overall cost structure coupled with an improving economic environment drove significantly better results in the first quarter of 2010 compared with the prior year period.

“We continue to experience sequential improvements in demand levels in many market segments and geographic regions. Also, key economic indicators suggest a cautiously optimistic view that market conditions will continue to improve as the year progresses. As always, our strong financial position will allow us to execute on investment opportunities that further our long-term strategic objectives.”

Net cash provided by operating activities was $15.6 million in the first quarter compared with $71.7 million for the comparable period in 2009. During the first quarter 2010, the Company paid $11.9 million in dividends.

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Lincoln Electric Reports 2010 First Quarter Financial Results	- 3 -

The Company’s Board of Directors declared a quarterly cash dividend of $0.28 per share, which was paid on April 15, 2010 to holders of record as of March 31, 2010.

Financial results for the 2010 first quarter can also be obtained at http://www.lincolnelectric.com/InvestorNews.

A conference call to discuss the 2010 first quarter financial results is scheduled for today, Tuesday, April 27, 2010, at 10:00 a.m., Eastern Time. An audio webcast of the call is accessible through the investor tab on the Company’s website at http://www.lincolnelectric.com/corporate/ .

The 2010 Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m., Eastern Time, on Thursday, April 29, 2010, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio.

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 37 manufacturing locations, including operations and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

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Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Income
	Three Months Ended March 31,				Fav (Unfav) to Prior Year

	2010	% of Sales	2009	% of Sales	$	%

Net sales	$470,958	100.0%	$411,751	100.0%	$59,207	14.4%
Cost of goods sold	347,625	73.8%	321,503	78.1%	(26,122)	(8.1%)

Gross profit	123,333	26.2%	90,248	21.9%	33,085	36.7%
Selling, general & administrative expenses	87,813	18.6%	77,516	18.8%	(10,297)	(13.3%)
Rationalization charges	801	0.2%	11,699	2.8%	10,898	93.2%

Operating income	34,719	7.4%	1,033	0.3%	33,686	3,261.0%
Interest income	635	0.1%	1,112	0.3%	(477)	(42.9%)
Equity earnings (loss) in affiliates	430	0.1%	(1,986)	(0.5%)	2,416	121.7%
Other income	433	0.1%	393	0.1%	40	10.2%
Interest expense	(1,514)	(0.3%)	(2,562)	(0.6%)	1,048	40.9%

Income (loss) before income taxes	34,703	7.4%	(2,010)	(0.5%)	36,713	1,826.5%
Income taxes	10,975	2.3%	1,584	0.4%	(9,391)	(592.9%)
Effective tax rate	31.6%		(78.8%)		110.4%

Net income (loss)	$23,728	5.0%	$(3,594)	(0.9%)	$27,322	760.2%

Basic earnings (loss) per share	$0.56		$(0.08)		$0.64	800.0%
Diluted earnings (loss) per share	$0.55		$(0.08)		$0.63	787.5%

Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income

	Three Months Ended March 31,				Fav (Unfav) to Prior Year

	2010		2009		$	%

Net income (loss) as reported (1)	$23,728		$(3,594)		$27,322	760.2%
Special items (1)	1,038		7,428		6,390	86.0%

Adjusted net income (2)	$24,766		$3,834		$20,932	546.0%

Diluted earnings (loss) per share	$0.55		$(0.08)		$0.63	787.5%
Special items (1)	0.03		0.17		0.14	82.4%

Adjusted diluted earnings per share (2)	$0.58		$0.09		$0.49	544.4%

Weighted average shares (basic)	42,404		42,372
Weighted average shares (diluted)	42,764		42,372

(1) Net income in the first quarter of 2010 includes special items of $612, or $801 pre-tax, for rationalization charges and a charge of $426, or a gain of $11 pre-tax, for certain impacts to the Company's operation in Venezuela of the change in functional currency to the U.S. dollar and the devaluation of the Venezuelan currency. Net loss in the first quarter of 2009 includes special items consisting of rationalization charges of $7,428, or $11,699 pre-tax.

(2) Adjusted net income excluding special items and adjusted diluted earnings per share excluding special items are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company's financial performance from period to period. Management uses this information in assessing and evaluating the Company's underlying operating performance.

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands)

(Unaudited)

Balance Sheet Highlights

Selected Consolidated Balance Sheet Data	March 31, 2010	December 31, 2009

Cash and cash equivalents	$376,608	$388,136
Total current assets	1,068,552	1,023,546
Property, plant and equipment, net	454,703	460,061
Total assets	1,757,263	1,705,292

Total current liabilities	346,723	297,971
Short-term debt	29,159	35,867
Long-term debt	87,001	87,850
Total equity	1,093,744	1,085,675

Net Operating Working Capital	March 31, 2010	December 31, 2009

Trade accounts receivable	$307,841	$273,700
Inventory	276,483	255,743
Trade accounts payable	136,185	100,052

Net operating working capital	$448,139	$429,391

Net operating working capital to net sales (1)	23.8%	23.2%

Invested Capital	March 31, 2010	December 31, 2009

Short-term debt	$29,159	$35,867
Long-term debt	87,001	87,850

Total debt	116,160	123,717
Total equity	1,093,744	1,085,675

Invested capital	$1,209,904	$1,209,392

Total debt / invested capital	9.6%	10.2%
Return on invested capital (2)	6.5%	4.3%

(1)	Net operating working capital to net sales is defined as net operating working capital divided by annualized rolling 3 months of sales.
(2)	Return on invested capital is defined as rolling 12 months of earnings excluding tax-effected interest divided by invested capital.

Lincoln Electric Holdings, Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

Consolidated Statements of Cash Flows

	Three Months Ended March 31,

	2010	2009

OPERATING ACTIVITIES:
Net income (loss)	$23,728	$(3,594)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,237	13,488
Equity (earnings) loss in affiliates, net	(168)	3,254
Other non-cash items, net	(3,587)	(6,741)
Changes in operating assets and liabilities, net of effects from acquisitions:
(Increase) decrease in accounts receivable	(40,279)	31,417
(Increase) decrease in inventories	(23,017)	37,163
Increase (decrease) in accounts payable	38,316	(4,382)
Decrease in accrued pensions	(7,582)	(6,504)
Net change in other current assets and liabilities	13,428	4,618
Net change in other long-term assets and liabilities	520	2,944

NET CASH PROVIDED BY OPERATING ACTIVITIES	15,596	71,663

INVESTING ACTIVITIES:
Capital expenditures	(9,771)	(13,565)
Proceeds from sale of property, plant and equipment	42	192

NET CASH USED BY INVESTING ACTIVITIES	(9,729)	(13,373)

FINANCING ACTIVITIES:
Net change in borrowings	(2,000)	(28,859)
Proceeds from exercise of stock options	196	16
Tax benefit from exercise of stock options	78	2
Purchase of shares for treasury	(2,869)	(343)
Cash dividends paid to shareholders	(11,885)	(11,444)

NET CASH USED BY FINANCING ACTIVITIES	(16,480)	(40,628)

Effect of exchange rate changes on cash and cash equivalents	(915)	(1,542)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,528)	16,120
Cash and cash equivalents at beginning of period	388,136	284,332

Cash and cash equivalents at end of period	$376,608	$300,452

Cash dividends paid per share	$0.28	$0.27

Lincoln Electric Holdings, Inc.

Segment Highlights

(In thousands)

(Unaudited)

	North America Welding	Europe Welding	Asia Pacific Welding	South America Welding	The Harris Products Group	Corporate / Eliminations	Consolidated

Three months ended March 31, 2010
Net sales	$231,335	$84,676	$71,945	$22,748	$60,254	$-	$470,958
Inter-segment sales	24,908	3,558	2,501	194	1,731	(32,892)	-

Total	$256,243	$88,234	$74,446	$22,942	$61,985	$(32,892)	$470,958

EBIT (1)	$30,996	$558	$745	$1,346	$2,679	$(742)	$35,582
As a percent of total sales	12.1%	0.6%	1.0%	5.9%	4.3%		7.6%
Special items (2)	$-	$540	$261	$(11)	$-	$-	$790
EBIT, as adjusted (3)	$30,996	$1,098	$1,006	$1,335	$2,679	$(742)	$36,372
As a percent of total sales	12.1%	1.2%	1.4%	5.8%	4.3%		7.7%

Three months ended March 31, 2009
Net sales	$218,827	$87,499	$32,691	$20,659	$52,075	$-	$411,751
Inter-segment sales	22,264	2,022	537	-	1,864	(26,687)	-

Total	$241,091	$89,521	$33,228	$20,659	$53,939	$(26,687)	$411,751

EBIT (1)	$17,373	$(5,478)	$(7,558)	$107	$(3,206)	$(1,798)	$(560)
As a percent of total sales	7.2%	(6.1%)	(22.7%)	0.5%	(5.9%)		(0.1%)
Special items (4)	$10,174	$468	$397	$57	$603	$-	$11,699
EBIT, as adjusted (3)	$27,547	$(5,010)	$(7,161)	$164	$(2,603)	$(1,798)	$11,139
As a percent of total sales	11.4%	(5.6%)	(21.6%)	0.8%	(4.8%)		2.7%

(1) EBIT is defined as Operating income plus Equity earnings (loss) in affiliates and Other income.

(2) Special items include rationalization charges and the impact to the Company's operation in Venezuela of the change in functional currency to the U.S. dollar and the devaluation of the Venezuelan currency.

(3) The primary profit measure used by management to assess segment performance is EBIT, as adjusted. EBIT for each operating segment is adjusted for special items to derive EBIT, as adjusted.

(4) Special items include rationalization charges.

Lincoln Electric Holdings, Inc.

Change in Net Sales by Segment

(In thousands)

(Unaudited)

    First Quarter Change in Net Sales by Segment

		Change in Net Sales due to:

	Net Sales 2009	Volume	Acquisitions	Price	Foreign Exchange	Net Sales 2010

Operating Segments
North America Welding	$218,827	$16,707	$-	$(9,669)	$5,470	$231,335
Europe Welding	87,499	(1,992)	-	(6,932)	6,101	84,676
Asia Pacific Welding	32,691	3,015	33,893	(2,631)	4,977	71,945
South America Welding	20,659	3,025	-	2,059	(2,995)	22,748
The Harris Products Group	52,075	4,215	-	1,779	2,185	60,254

Consolidated	$411,751	$24,970	$33,893	$(15,394)	$15,738	$470,958

% Change
North America Welding		7.6%	-	(4.4%)	2.5%	5.7%
Europe Welding		(2.3%)	-	(7.9%)	7.0%	(3.2%)
Asia Pacific Welding		9.2%	103.7%	(8.0%)	15.2%	120.1%
South America Welding		14.6%	-	10.0%	(14.5%)	10.1%
The Harris Products Group		8.1%	-	3.4%	4.2%	15.7%

Consolidated		6.1%	8.2%	(3.7%)	3.8%	14.4%